Exhibit 99.1

Transcept Pharmaceuticals Announces Intermezzo®

PDUFA Action Date of July 14, 2011

Point Richmond, Calif., January 31, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that the U.S. Food and Drug Administration (FDA) has classified the recent Intermezzo® New Drug Application (NDA) resubmission as a complete Class 2 response and assigned a Prescription Drug User Fee Act (PDUFA) action date of July 14, 2011 for the completion of the NDA review.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet). Transcept has resubmitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) that seeks approval of Intermezzo® as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep, and the FDA has assigned a date of July 14, 2011 for its completion of the Intermezzo® NDA review. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing Setrodon™, an ultra low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with SSRIs. Transcept plans to begin a Phase 2 study of Setrodon™ in early 2011. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains a forward-looking statement that involves substantial risks and uncertainties, specifically, the Transcept plan to begin a Phase 2 study of Setrodon™ in 2011. Transcept may not actually carryout this plan due to various important factors including dependence on third parties to manufacture Setrodon™ and carry-out the planned Phase 2 study of Setrodon™, and the business of Transcept generally. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the Securities and Exchange Commission. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as may be required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com